Exhibit 10.15

                                 PROMISSORY NOTE

$360,000.00                                   Dallas, Texas      August 27, 1999

         FOR VALUE RECEIVED, the undersigned, JOHN A. VANN ("MAKER"), promises to pay to the order of RUSHMORE FINANCIAL GROUP, INC ("NOTEHOLDER"), the principal balance hereof with interest thereon as set forth below. All sums hereunder are payable at the office of Noteholder in Dallas, Dallas County, Texas.

         The "principal balance" means the above sum or so much thereof as shall be advanced by Noteholder to Maker under and pursuant to that certain Loan Agreement (herein so called) of even date herewith by and between Maker and Noteholder.

1.       INTEREST RATE:

         1.1 Subject to the provisions of Article 7 hereof, Maker agrees to pay interest on the unpaid principal balance hereof, from the dates of advances comprising same, as hereinafter provided, to maturity at the greater rate of:
(a) 9% per annum; or (b) the minimum interest rate which Noteholder may charge on loans to officers, directors or shareholders of Noteholder secured by the collateral pledge of stock in Noteholder, as determined by any applicable governmental regulation.

         1.2 Interest shall be computed on a daily basis. Noteholder's records shall be prima facie evidence of the amount of interest accrued.

         1.3 Matured principal and interest shall bear interest until paid at the greater of: (a) the rate provided in Section 1.1 above, or (b) 18% per annum.

2.       PAYMENT OF PRINCIPAL AND INTEREST:

         2.1 Unless renewed and extended as provided in Article 3 hereof, principal shall be due and payable eighteen months after the date hereof.

         2.2 Interest shall be due in two installments on twelve and eighteen months from the date hereof.

         2.3 Maker shall have the right to prepay this Note, in whole or in part, at any time and from time to time. Partial prepayments shall be applied first to accrued interest, then to principal.

3.       RENEWAL AND EXTENSION:

         3.1 Maker shall have the option, exercisable as hereinafter provided, to renew and extend maturity of this Note for six months provided that the conditions precedent to its exercise and to the obligation of Noteholder to renew and extend set forth below are satisfied.

         3.2 Such option must be exercised, if at all, by written notice to Noteholder (sent in accordance with the "Notice" provisions of the Collateral Transfer and Security Agreement securing payment hereof) which must be actually received by Noteholder not more than sixty (60) nor less than thirty (30) days prior to the expiration of the original term hereof.

         3.3 Exercise of such option and the obligation of Noteholder to renew and extend pursuant thereto, are hereby conditioned upon: (a) the giving of notice as provided above; (b) the execution and delivery of such documents evidencing the renewal and extension as Noteholder may require; (c) the absence of any uncured event of default, or condition or event which, with the passage of time, the giving of notice, or both, would constitute an event of default hereunder or under any lien instrument securing payment hereof; (d) payment to Noteholder of accrued, unpaid interest then outstanding hereon; and (e) payment to Noteholder of any and all costs and expenses, including attorney's fees, incurred or paid by Noteholder in connection with such extension.

4.       SECURITY FOR NOTE:

         This Note is secured by a Collateral Transfer and Security Agreement (the "Collateral Transfer") of even date herewith.

5.       WAIVER:

         5.1 Maker, and any sureties, guarantors or endorsers hereof, and each successor in interest to any of them, severally waive demand, presentment, notice of dishonor, diligence in collecting, grace, notice of protest and notice of acceleration.

         5.2 Acceptance by Noteholder, whether before or after acceleration of amounts less than the entire amount due, or of performance of less than the entire obligation to be performed shall be deemed on account only, and shall not constitute a waiver of any action theretofore taken by Noteholder, or in any manner preclude any further action by Noteholder hereunder or under the Collateral Transfer.

6.       ATTORNEY'S FEES:

         If this Note is not paid at maturity and is placed in the hands of an attorney for collection, or if it is collected through a bankruptcy, a probate or any other court after maturity, the Noteholder shall be entitled to recover its reasonable attorney's fees as a part if the principal amount due hereunder.

7.       RECEIPT OF INTEREST:

         7.1 All agreement between Maker and Noteholder are hereby expressly limited so that in no contingency or event whatsoever, shall the amount paid or agreed to be paid to Noteholder for the use, forbearance or detention of the money to be loaned hereunder exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity, and, if from any circumstances, Noteholder should ever receive as interest an amount that would exceed highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of principal owing hereunder and not to the payment of interest.

         7.2 In determining the rate of interest applicable hereto, all interest and any other fees, charges expenses or amounts paid or contracted to be paid for the use, forbearance or detention of money shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term hereof. However, in the event this Note is paid in full by Maker prior to the end of the full stated term, and the interest received by Noteholder for the actual period of existence of the debt exceeds the maximum lawful rate, Noteholder shall refund to Maker the amount in excess or shall credit the amount of the excess against the amounts owing hereinunder.

         IN WITNESS WHEREOF, the undersigned has executed this Note as of the day and year first written above.

                                                                /s/ JOHN A. VANN
                                                                ----------------
                                                                    JOHN A. VANN